Exhibit 99.1

Polished.com Discloses Estimated, Unaudited Net Sales and Provides Financial Outlook for Fiscal Year 2023

Affirms Management Team Remains in Place and Shares Additional Corporate Updates

BROOKLYN, N.Y.--(BUSINESS WIRE)--Polished.com Inc. (NYSE American: POL) (formerly known as 1847 Goedeker Inc.) (“Polished” or the “Company”), a content driven and technology enabled shopping destination for appliances and home goods in the U.S. household appliances market, today announced that its estimated, unaudited Net Sales for Fiscal Year 2022 are between $519 million and $525 million and its estimated, unaudited Net Sales for the first quarter of Fiscal Year 2023 are between $94 million and $96 million.

As reported previously, the Company’s Net Sales slowed in the second half of 2022 and specifically throughout the fourth quarter. Management attributes the decline to changes in consumer demand and new management’s efforts to reduce inventory levels and high advertising spending from previous quarters. That trend continued into the first quarter of 2023. Notwithstanding, Net Sales for the first quarter of 2023 were generally consistent with its operating plan for 2023. It is worth noting that the first quarter of 2022 represented the Company’s strongest prior year quarterly gain due, in part, to industry demand being at an all-time high. In the coming quarters, management will continue to focus on restoring customer acquisition costs to reasonable levels and improving margins to historical levels through more disciplined supply chain management and targeted merchandise campaigns.

For the year ahead, management’s plans are focused on driving quarterly improvement throughout the year based on foundation building and strategic initiatives to restore sustained, profitable growth over the long-term. The Company expects to generate annualized Net Sales of between $480 million and $520 million for Fiscal Year 2023, with low-single-digit to mid-single-digit EBITDA margins for Fiscal Year 2023. Polished expects to generate positive cash flow in Fiscal Year 2023. These expectations are as of April 21, 2023, and remain subject to substantial uncertainty. Results are unpredictable and may be materially affected by various factors, such as the economy, inflation, interest rates, regional labor markets, supply chain constraints and other variables.

Additional updates include:

●	The Company’s management team, led by Chief Executive Officer Rick Bunka and Chief Financial Officer Bob Barry, continues to drive strategic change and restore stability to the entire organization.

●	Polished is reporting continued progress toward previously disclosed timetables for releasing audited financial statements for the periods of Fiscal Years 2021 and 2022 as well as unaudited financials for the first quarter of Fiscal Year 2023. It reiterates its plan to file all amended and/or past due financials with the U.S. Securities and Exchange Commission by July 31, 2023, which is required for continued listing on the NYSE American.

●	Based on opportunities identified, the Company has developed near-term plans to drive efficiencies and improve its infrastructure. This includes beginning to consolidate its two New Jersey fulfillment centers in July and starting to implement a new enterprise resource planning (“ERP”) system in the fall.

●	The Company continues to work closely with its lending bank, and looks forward to maintaining the relationship over the long-term.

●	The Company’s Board of Directors and management continue to work with independent advisors to evaluate strategic alternatives and its long-term strategy. There is no assurance that this ongoing process will result in any transaction or sale of the Company.

●	The Company has officially completed its consolidation of the Goedekers.com platform with AppliancesConnection.com, which is the Company's flagship website and ecommerce shopping destination.

ABOUT POLISHED

Polished is a house of brands, which includes AppliancesConnection.com, our flagship website and ecommerce shopping destination. Polished is raising the bar, delivering a world-class, white-glove shopping experience for home appliances. From the best product selections from top brands to exceptional customer service, we are simplifying the purchasing process and empowering consumers as we provide a polished experience, from inspiration to installation. A product expert helps customers get inspired and imagine the space they want, then shares fresh ideas, unbiased recommendations and excellent deals to suit the project's budget and style. The goal is peace of mind when it comes to new appliances. Polished perks include its "Love-It-Or-Return-It" 30-day policy, extended warranties, the ability to arrange for delivery and installation at your convenience and other special offers. Learn more by visiting our corporate website, www.Polished.com.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will", "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company's current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company’s control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those described more fully in the section titled "Risk Factors" of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS

Investor Relations

ir@polished.com